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                                                                     EXHIBIT 4.1







                               STEWART & STEVENSON

                             ELECTIVE DEFERRAL PLAN












                             Effective June 1, 2001

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                                TABLE OF CONTENTS

                                                                           PAGE


I.      DEFINITIONS AND CONSTRUCTION.........................................1
        1.1   DEFINITIONS....................................................1
            (1)   ACCOUNTS...................................................1
            (2)   AFFILIATE..................................................1
            (3)   ANNUAL DIRECTOR CASH COMPENSATION..........................1
            (4)   BASE SALARY................................................1
            (5)   BOARD......................................................1
            (6)   BONUS......................................................1
            (7)   CODE.......................................................1
            (8)   COMMITTEE..................................................1
            (9)   COMPANY....................................................1
            (10)  COMPENSATION...............................................1
            (11)  DEFERRAL ACCOUNT...........................................2
            (12)  DIRECTOR...................................................2
            (13)  DISABILITY.................................................2
            (14)  EFFECTIVE DATE.............................................2
            (15)  ELECTION DATE..............................................2
            (16)  EMPLOYER...................................................2
            (17)  EMPLOYER ACCOUNT...........................................2
            (18)  EMPLOYER DEFERRALS.........................................2
            (19)  FIXED DATE.................................................2
            (20)  FIXED DATE BENEFITS........................................2
            (21)  FUNDS......................................................2
            (22)  PARTICIPANT................................................2
            (23)  PLAN.......................................................2
            (24)  PLAN YEAR..................................................2
            (25)  RETIRE OR RETIREMENT.......................................3
            (26)  RETIREMENT BENEFITS........................................3
            (27)  RETIREMENT DATE............................................3
            (28)  SELECTED PARTICIPANT.......................................3
            (29)  TRUST......................................................3
            (30)  TRUST AGREEMENT............................................3
            (31)  TRUST FUND.................................................3
            (32)  TRUSTEE....................................................3
            (33)  UNFORESEEABLE FINANCIAL EMERGENCY..........................3
            (34)  VESTED INTEREST............................................3
            (35)  VESTING SERVICE............................................3
        1.2   NUMBER AND GENDER..............................................4
        1.3   HEADINGS.......................................................4

II.     SELECTED PARTICIPANTS................................................4
        2.1   PARTICIPATION..................................................4



                                      (i)
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        2.2   CESSATION OF ACTIVE PARTICIPATION..............................4

III.    ACCOUNT CREDITS AND ALLOCATIONS OF INCOME OR LOSS....................4
        3.1   PARTICIPANT DEFERRALS..........................................4
        3.2   EMPLOYER DEFERRALS.............................................5
        3.3   VALUATION OF ACCOUNTS..........................................5

IV.     DEEMED INVESTMENT OF FUNDS...........................................6

V.      DETERMINATION OF VESTED INTEREST AND FORFEITURES.....................6
        5.1   DEFERRAL ACCOUNT...............................................6
        5.2   EMPLOYER ACCOUNT...............................................6
        5.3   FORFEITURES....................................................6

VI.     WITHDRAWALS..........................................................7
        6.1   EMERGENCY BENEFIT..............................................7
        6.2   ELECTIVE WITHDRAWAL............................................7

VII.    TERMINATION BENEFITS.................................................7
        7.1   AMOUNT OF BENEFIT..............................................7
        7.2   TIME OF PAYMENT................................................8
        7.3   ALTERNATIVE FORMS OF BENEFIT PAYMENTS..........................8
        7.4   DESIGNATION OF BENEFICIARIES...................................9
        7.5   PAYMENT OF BENEFITS............................................9
        7.6   UNCLAIMED BENEFITS............................................10
        7.7   EMPLOYMENT RELATIONSHIP.......................................10

VIII.   ADMINISTRATION OF THE PLAN..........................................10
        8.1   APPOINTMENT OF COMMITTEE......................................10
        8.2   COMMITTEE POWERS AND DUTIES...................................10
        8.3   CLAIMS REVIEW.................................................11
        8.4   EMPLOYER TO SUPPLY INFORMATION................................12
        8.5   INDEMNITY.....................................................12

IX.     ADMINISTRATION OF FUNDS.............................................12
        9.1   PAYMENT OF EXPENSES...........................................12
        9.2   TRUST FUND PROPERTY...........................................12

X.      NATURE OF THE PLAN..................................................12

XI.     MISCELLANEOUS.......................................................13
        11.1  NOT CONTRACT OF EMPLOYMENT....................................13
        11.2  ALIENATION OF INTEREST FORBIDDEN..............................14
        11.3  WITHHOLDING...................................................14
        11.4  AMENDMENT AND TERMINATION.....................................14
        11.5  SEVERABILITY..................................................14
        11.6  GOVERNING LAWS................................................14
        11.7  GUARANTY......................................................14



                                      (ii)
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                               STEWART & STEVENSON

                             ELECTIVE DEFERRAL PLAN


                              W I T N E S S E T H :


      WHEREAS, STEWART & STEVENSON SERVICES, INC. desiring to aid certain of its employees and its directors in making more adequate provision for their retirement has decided to adopt the Stewart & Stevenson Elective Deferral Plan (the "Plan");

      NOW THEREFORE, the Plan is hereby adopted as follows, effective June 1, 2001:



                                     (iii)

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                                       I.


                          DEFINITIONS AND CONSTRUCTION

1.1 DEFINITIONS. Where the following words and phrases appear in the Plan, they shall have the respective meanings set forth below, unless their context clearly indicates to the contrary.

            (1) ACCOUNTS: A Participant's Employer Account and/or Deferral Account, including the amounts credited thereto.

            (2) AFFILIATE: Each corporation or unincorporated entity, directly or indirectly, through one or more intermediaries, controlling, controlled by, or under common control with the Company. For this purpose, control shall be determined by a more than 50% ownership standard.

            (3) ANNUAL DIRECTOR CASH COMPENSATION: A Director's annual retainer payable in cash and any annual fee payable in cash for acting as chairman of a committee of the Board.

            (4) BASE SALARY: The base rate of pay paid in cash by the Employer to or for the benefit of a Participant for services rendered or labor performed while a Participant, including base pay a Participant could have received in cash in lieu of (i) Compensation deferrals pursuant to Section
      3.1 and (ii) contributions made on his behalf by the Employer to the Stewart & Stevenson 401(k) Savings Plan or a plan maintained pursuant to section 125 of the Code.

            (5) BOARD: The Board of Directors of the Company.

            (6) BONUS: The amount awarded to a Participant under a bonus plan maintained by the Employer including bonus amounts a Participant could have received in cash in lieu of (i) Compensation deferrals pursuant to
      Section 3.1 and (ii) contributions made on his behalf by the Employer to the Stewart & Stevenson 401(k) Savings Plan or a plan maintained pursuant to section 125 of the Code.

            (7) CODE: The Internal Revenue Code of 1986, as amended.

            (8) COMMITTEE: The committee appointed by the Board to administer this Plan, or, if no such committee is appointed, the committee appointed by the Board to administer the Stewart & Stevenson Pension Plan.

            (9) COMPANY: Stewart & Stevenson Services, Inc.

            (10) COMPENSATION: Base Salary, Bonuses, and Annual Director Cash Compensation.

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            (11) DEFERRAL ACCOUNT: An individual account for each Participant to which is credited his Compensation deferrals pursuant to Section 3.1 and which reflects such account's changes in value as provided in Section 3.3.

            (12) DIRECTOR: A member of the Board.

            (13) DISABILITY: A Participant's disability qualifying him to receive benefits under the Employer's long-term disability plan.

            (14) EFFECTIVE DATE: June 1, 2001 except that the initial deferral elections for Compensation other than Annual Director Cash Compensation shall be effective July 1, 2001.

            (15) ELECTION DATE: The first day of each Plan Year and, with respect to an individual who becomes a Participant on other than the first day of a Plan Year, the date such individual becomes a Participant except that the initial Election Date for Compensation other than Annual Director Cash Compensation shall be July 1, 2001.

            (16) EMPLOYER: The Company and each Affiliate which employs a Participant.

            (17) EMPLOYER ACCOUNT: An individual account for each Participant to which is credited the Employer Deferrals, if any, made on his behalf pursuant to Section 3.2 and which reflects such account's changes in value as provided in Section 3.3.

            (18) EMPLOYER DEFERRALS: Deferrals made by the Employer on a Participant's behalf pursuant to Section 3.2.

            (19) FIXED DATE: An Election Date selected by a Participant pursuant to Section 3.1(e) and clause (i) of Section 7.2 as of which all or part of such Participant's Plan benefits are to be paid.

            (20) FIXED DATE BENEFITS: Plan benefits that are to be paid as of a Fixed Date.

            (21) FUNDS: The investment funds designated from time to time for the deemed investment of Accounts pursuant to Article IV.

            (22) PARTICIPANT: The President of Stewart & Stevenson Services, Inc. and each of his direct reports, each officer of the Company, each Selected Participant, and each Director.

            (23) PLAN: The Stewart & Stevenson Elective Deferral Plan, as amended from time to time.

            (24) PLAN YEAR: The twelve-consecutive month period commencing January 1 of each year, except that the initial Plan Year shall commence June 1, 2001, and end December 31, 2001.

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            (25) RETIRE OR RETIREMENT: Termination of employment by a
      Participant on or after such Participant's Retirement Date other than by reason of death or Disability.

            (26) RETIREMENT BENEFITS: Plan benefits that are paid or commence at a Participant's Retirement.

            (27) RETIREMENT DATE: The earlier of (i) the first date upon which a Participant has both completed ten or more years of Vesting Service and attained fifty-five years of age or (ii) the date upon which such Participant has attained sixty-two years of age.

            (28) SELECTED PARTICIPANT: A management or highly compensated employee of the Company and its Affiliates selected to participate in the Plan pursuant to the provisions of Article II.

            (29) TRUST: The trust, if any, established under the Trust
      Agreement.

            (30) TRUST AGREEMENT: The agreement, if any, entered into between the Company and the Trustee pursuant to Article X.

            (31) TRUST FUND: The funds and properties, if any, held pursuant to the provisions of the Trust Agreement, together with all income, profits and increments thereto.

            (32) TRUSTEE: The trustee or trustees qualified and acting under the Trust Agreement at any time.

            (33) UNFORESEEABLE FINANCIAL EMERGENCY: An unexpected need of a Participant for cash that (i) arises from a sudden and unexpected illness or accident of the Participant or of a dependent of a Participant, loss of the Participant's property due to casualty, or similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of such Participant and (ii) would result in severe financial hardship to such Participant if his Compensation deferral election was not canceled pursuant to Section 3.1(d) and/or if a benefit payment pursuant to Section 6.1 was not permitted. Cash needs arising from foreseeable events, such as the purchase of a house or education expenses for children, shall not be considered to be the result of an Unforeseeable Financial Emergency. Further, cash needs which may be relieved (a) through reimbursement or compensation by insurance or otherwise, or (b) by liquidation of the Participant's assets, to the extent the liquidation of such assets would not itself cause severe financial hardship, or (c) by cessation of deferrals under the Plan shall not be considered to be Unforeseeable Financial Emergencies.

            (34) VESTED INTEREST: The portion of a Participant's Accounts which, pursuant to the Plan, is nonforfeitable.

            (35) VESTING SERVICE: A Participant's aggregate period of employment with the Employer (or service on the Board in the case of a Participant who is a Director) from the Participant's most recent date of hire (or commencement of service on the Board in the case of a Participant who is a Director).

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      1.2 NUMBER AND GENDER. Wherever appropriate herein, words used in the singular shall be considered to include the plural and words used in the plural shall be considered to include the singular. The masculine gender, where appearing in the Plan, shall be deemed to include the feminine gender.

      1.3 HEADINGS. The headings of Articles and Sections herein are included solely for convenience, and if there is any conflict between such headings and the text of the Plan, the text shall control.


                                       II.

                              SELECTED PARTICIPANTS

      2.1 PARTICIPATION. The Board, in its sole discretion, may select management and highly compensated employees of the Company and its Affiliates, other than those specifically named in Section 1.1(22), to become Participants. The Board shall notify such Selected Participants of their selection and the Election Date as of which such selection shall become effective. Subject to the provisions of Section 2.2, a Selected Participant shall remain eligible to defer Compensation hereunder and receive an allocation of Employer Deferrals for each Plan Year following his initial selection.

      2.2 CESSATION OF ACTIVE PARTICIPATION. Notwithstanding any provision herein to the contrary, a Selected Participant shall cease to be entitled to defer Compensation hereunder or receive an allocation of Employer Deferrals effective as of any date designated by the Board. Any such Board action shall be communicated to the affected individual prior to the effective date of such action. Such an individual may again become entitled to defer Compensation hereunder and receive an allocation of Employer Deferrals beginning on any subsequent Election Date selected by the Board in its sole discretion.

                                      III.

                ACCOUNT CREDITS AND ALLOCATIONS OF INCOME OR LOSS

      3.1 PARTICIPANT DEFERRALS.

            (a) A Participant may elect to defer up to 75% of his Base Salary to be paid in a Plan Year and/or up to 90% of his Bonus to be paid in a Plan Year; provided, however, that no Participant may elect to defer less than $5,000 of Base Salary and/or Bonus for a Plan Year. A Participant who is a Director may elect to defer up to 100% of his Annual Director Cash Compensation to be paid in a Plan Year. With respect to an individual who becomes a Participant on other than the first day of a Plan Year, any such deferral election shall apply only for the portion of such Plan Year commencing with the date such individual first becomes a Participant. Compensation for a Plan Year not so deferred by such election shall be received by such Participant in cash.

            (b) A Participant's election to defer an amount of his Compensation pursuant to this Section shall be made by executing a Compensation deferral election pursuant to which the Participant authorizes the Employer to reduce his Compensation in the elected amount and the Employer, in consideration thereof, agrees to credit an equal amount to such Participant's Deferral Account maintained under the Plan. Deferral elections may be made either in percentages, dollar amounts, or a combination of percentages and dollar amounts, as determined by the Committee. Compensation deferrals made by a Participant shall be credited to such Participant's Deferral Account as of a date determined in accordance with procedures established from time to time by the Committee; provided, however, that such deferrals shall be credited to the Participant's Deferral Account no later than 30 days after the date upon which the Compensation deferred would have been received by such Participant in cash if he had not elected to defer such amount pursuant to this Section 3.1.

            (c) A Participant's Compensation deferral election shall become effective as of the Election Date which is on or after the election is executed by the Participant and filed with the Employer. A Participant's Compensation deferral election shall remain in force and effect for the entire Plan Year to which such election relates except that a Participant's Compensation deferral election shall be automatically suspended during an unpaid leave of absence or upon the Participant's Disability.

            (d) In the event that the Committee, upon written petition of a Participant, determines in its sole discretion that such Participant has suffered an Unforeseeable Financial Emergency or that such Participant will, absent termination of such Participant's Compensation deferral election then in effect, suffer an Unforeseeable Financial Emergency, then such Participant's Compensation deferral then in effect, if any, shall be terminated as soon as administratively practicable after such determination. A Participant whose Compensation deferral election has been so terminated may again elect to defer a portion of his Compensation, effective as of any subsequent Election Date that is at least twelve months after the effective date of such termination, by executing and delivering to the Employer a new Compensation deferral election prior to such Election Date.

            (e) A Participant's Compensation deferral election shall indicate the applicable time and form of payment, as provided in Sections 7.2 and 7.3, for the Compensation deferred thereunder for such Plan Year and any valuation adjustments thereto pursuant to Section 3.3. A Participant may make different time and form of payment elections with respect to deferrals of Base Salary, Bonuses, and Annual Director Cash Compensation for any Plan Year. Each Participant's Account shall be divided into subaccounts to reflect such Participant's various elections respecting time and form of payment.

      3.2 EMPLOYER DEFERRALS. As of any date selected by the Employer, the Employer may credit a Participant's Employer Account with such amount, if any, as the Employer shall determine in its sole discretion. Such credits may be made on behalf of some Participants but not others, and such credits may vary in amount among individual Participants.

      3.3 VALUATION OF ACCOUNTS. All amounts allocated to a Participant's Accounts shall be deemed invested among the Funds as provided in Article IV at such time or times determined in accordance with procedures established form time to time by the Committee. The balances of such Accounts shall reflect the daily pricing of the assets in which such Accounts are deemed invested until the time of distribution.

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                                       IV.

                           DEEMED INVESTMENT OF FUNDS

      Each Participant shall designate, in accordance with the procedures established from time to time by the Committee, the manner in which the amounts allocated to his Accounts shall be deemed to be invested from among the Funds made available from time to time for such purpose by the Committee. Such Participant may designate one of such Funds for the deemed investment of all the amounts allocated to his Accounts or he may split the deemed investment of the amounts allocated to his Accounts between such Funds in such increments as the Committee may prescribe. If a Participant fails to make a proper designation, then his Accounts shall be deemed to be invested in the Fund or Funds designated by the Committee from time to time in a uniform and nondiscriminatory manner.

      A Participant may change his deemed investment designation for future amounts to be allocated to his Accounts. Any such change shall be made in accordance with the procedures established by the Committee, and the frequency of such changes may be limited by the Committee.

      A Participant may elect to convert his deemed investment designation with respect to the amounts already allocated to his Accounts. Any such conversion shall be made in accordance with the procedures established by the Committee, and the frequency of such conversions may be limited by the Committee.

                                       V.

                DETERMINATION OF VESTED INTEREST AND FORFEITURES

      5.1 DEFERRAL ACCOUNT. A Participant shall have a 100% Vested Interest in his Deferral Account at all times.

      5.2 EMPLOYER ACCOUNT. A Participant's Vested Interest in his Employer Account shall be determined in accordance with a vesting schedule established by the Committee, which schedule shall be based on the Participant's Vesting Service. Such vesting schedule may be uniform for all amounts in all Employer Accounts or different vesting schedules may be established for different Employer Deferrals or for different Participants. Each Participant's Employer Account shall be divided into subaccounts as necessary to reflect such Participant's various vesting schedules. Participants shall be advised of the vesting schedule applicable to any Employer Deferral.

      5.3 FORFEITURES. A Participant who terminates employment with the Employer with a Vested Interest in his Employer Account that is less than 100% shall forfeit to the Employer the nonvested portion of such Account as of the date of such termination.

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                                       VI.

                                   WITHDRAWALS

      6.1 EMERGENCY BENEFIT. In the event that the Committee, upon written petition of a Participant, determines in its sole discretion that such Participant has suffered an Unforeseeable Financial Emergency, such Participant shall be entitled to a benefit in an amount not to exceed the lesser of (i) the amount determined by the Committee as necessary to meet such Participant's needs created by the Unforeseeable Financial Emergency, or (ii) the then value of such Participant's Vested Interest in his Accounts. Such benefit shall be paid in a single lump sum payment as soon as administratively practicable after the Committee has made its determinations with respect to the availability and amount of such benefit. If a Participant's Accounts are deemed to be invested in more than one Fund, such benefit shall be distributed pro rata from each Fund in which such Accounts are deemed to be invested. If a Participant's Deferral Account contains one or more subaccounts based on elected time of payment, such benefit shall be considered to have been distributed, first, from the subaccount with respect to which the earliest distribution would be made, then, from the subaccount with respect to which the next earliest distribution would be made, and continuing in such manner until all of such subaccounts have been exhausted. The deferrals of a Participant receiving a payment pursuant to this Section shall be suspended in accordance with the provisions of Section 3.1(d).

      6.2 ELECTIVE WITHDRAWAL. A Participant may elect at any time, by following the election procedure prescribed by the Committee, to withdraw as a benefit all or a portion of his Vested Interest in his Accounts, subject to a withdrawal penalty of 10% of the amount of any such withdrawal (15% of the amount of the withdrawal if the withdrawal occurs after the Participant has terminated employment with the Employer). Upon any such withdrawal, the withdrawal penalty shall be forfeited to the Employer. Further, upon any such withdrawal, such Participant's participation in the Plan shall terminate and no further Compensation deferrals or Employer Deferrals shall be made under the Plan on behalf of such Participant until the Election Date that is at least three years after the date of such withdrawal. If a Participant's Accounts are deemed to be invested in more than one Fund, such withdrawal shall be distributed pro rata from each Fund in which such Accounts are deemed to be invested. If a Participant's Accounts contains one or more subaccounts based on elected time of payment, such withdrawal shall be considered to have been distributed, first, from the subaccount with respect to which the earliest distribution would be made, then, from the subaccount with respect to which the next earliest distribution would be made, and continuing in such manner until all of such subaccounts have been exhausted.

                                      VII.

                              TERMINATION BENEFITS

      7.1 AMOUNT OF BENEFIT. A Participant or, in the event of the death of the Participant, the Participant's designated beneficiary, shall be entitled to a benefit equal in value to the Participant's Vested Interest in the balance in his Accounts as of the date the payment of such benefit is to be made or to commence pursuant to Section 7.2.

      7.2 TIME OF PAYMENT. Payment of a Participant's benefit under Section 7.1 shall be made or commence, with respect to such Participant's Accounts, or with respect to such Participant's subaccounts established pursuant to Section 3.1(e) separately and respectively, as soon as administratively practicable after the date irrevocably elected by such Participant pursuant to Section 3.1(e). A Participant may, pursuant to Section 3.1(e), elect distribution with respect to his deferrals for any Plan Year, and any valuation adjustments thereto pursuant to Section 3.3, (i) to be made as of a selected Election Date which is at least three years following the Election Date for the Plan Year of the deferral or
(ii) to be made or commenced as of the Election Date next following his Retirement, or as a combination of (i) and (ii). Notwithstanding the foregoing, payment of a Participant's benefit under Section 7.1, including any Fixed Date Benefits that have not yet been paid, shall be paid as soon as administratively practicable after the first day of the month following the date the Participant terminates his employment with the Employer for any reason other than Retirement, including Disability or death. For this purpose, a Participant on Disability for a period of two years shall be deemed to have terminated his employment with the Employer as of the end of such two-year period. In the case of a Participant who Retires, payment of such Participant's benefit under
Section 7.1, including any Fixed Date Benefits that have not yet been paid, shall be made or commence as of the Election Date next following such Participant's Retirement.

      7.3 ALTERNATIVE FORMS OF BENEFIT PAYMENTS.

            (a) A Participant's benefit under Section 7.1 shall be paid in the form of a single lump sum payment if payable as a result of such Participant's termination of employment with the Employer prior to his Retirement Date, if payable as a result of the Participant's death prior to the commencement of installment payments pursuant to Section 7.3(b)(2), if payable as a result of a Participant's termination of employment due to Disability, or if payable prior to a Participant's termination of employment as a Fixed Date Benefit.

            (b) With respect to a Participant whose termination of employment with the Employer occurs on or after his Retirement Date, such Participant shall receive his benefit payments, including any Fixed Date Benefits that have not yet been paid, in one of the following forms elected by such Participant pursuant to Section 3.1(e):

                  (1) A single lump sum payment; or

                  (2) Annual installment payments for a term certain of either 5 or 10 years payable to the Participant or, in the event of such Participant's death prior to the end of such term certain, to his designated beneficiary as provided in Section 7.4, provided that if such Participant's designated beneficiary is other than his spouse, the balance of such Participant's Accounts following his death shall be paid to his designated beneficiary in a single lump sum payment.

In the event such Participant fails to timely elect the form in which his benefit payments are to be made, such benefit payments shall be in the form of a single lump sum payment. If all or part of a Participant's benefit is to be paid in installments, each installment payment shall be determined by multiplying the Participant's Vested Interest in the balance in his Accounts subject to such installment election by a fraction, the numerator of which is one and the denominator of which is the number of remaining installment payments to be made to the Participant, provided that if, on the Participant's Retirement Date, the value of the Participant's Vested Interest in the balance in his Accounts subject to such installment election is less than $50,000, the Committee may, in its sole discretion, cause the Participant's entire benefit to be paid in a single lump sum payment.

            (c) A Participant may revise his election made pursuant to Section 3.1(e) regarding the form of payment of his benefit, but such revised election shall not be effective until one year from the date of the revised election and shall be effective only if such Participant has not Retired prior to the expiration of such one-year period. Any revised election shall apply to all amounts in a Participant's Accounts.

      7.4 DESIGNATION OF BENEFICIARIES.

            (a) Each Participant shall have the right to designate the beneficiary or beneficiaries to receive payment of his benefit in the event of his death. Each such designation shall be made by executing the beneficiary designation form prescribed by the Committee and filing same with the Committee. Any such designation may be changed at any time by execution of a new designation in accordance with this Section. Notwithstanding the foregoing, if a Participant who is married on the date of his death has designated an individual or entity other than his surviving spouse as his beneficiary, such designation shall not be effective unless such surviving spouse has consented thereto in writing. Any such consent by such surviving spouse shall be irrevocable.

            (b) If no such designation is on file with the Committee at the time of the death of the Participant or such designation is not effective for any reason as determined by the Committee, then the designated beneficiary or beneficiaries to receive such benefit shall be as follows:

                  (1) If a Participant leaves a surviving spouse, his benefit shall be paid to such surviving spouse;

                  (2) If a Participant leaves no surviving spouse, his benefit shall be paid to such Participant's executor or administrator, or to his heirs at law if there is no administration of such Participant's estate.

            (c) Notwithstanding the preceding provisions of this Section and to the extent not prohibited by state or federal law, if a Participant is divorced from his spouse and at the time of his death is not remarried to the person from whom he was divorced, any designation of such divorced spouse as his beneficiary under the Plan filed prior to the divorce shall be null and void unless the contrary is expressly stated in writing filed with the Committee by the Participant. The interest of such divorced spouse failing hereunder shall vest in the persons specified in Paragraph (b) above as if such divorced spouse did not survive the Participant.

      7.5 PAYMENT OF BENEFITS. To the extent the Trust Fund has sufficient assets, the Trustee shall pay benefits to Participants or their beneficiaries, except to the extent the Employer pays the benefits directly and provides adequate evidence of such payment to the Trustee. To the extent the Trustee does not or cannot pay benefits out of the Trust Fund, the benefits shall be paid by the Employer. Any benefit payments made to a Participant or for his benefit pursuant to any provision of the Plan shall be debited to such Participant's Accounts. All benefit payments shall be made in cash.

      7.6 UNCLAIMED BENEFITS. In the case of a benefit payable on behalf of a Participant, if the Committee is unable to locate the Participant or beneficiary to whom such benefit is payable, upon the Committee's determination thereof, such benefit shall be forfeited to the Employer. Notwithstanding the foregoing, if subsequent to any such forfeiture the Participant or beneficiary to whom such benefit is payable makes a valid claim for such benefit, such forfeited benefit shall be restored to the Plan by the Employer.

      7.7 EMPLOYMENT RELATIONSHIP. For purposes of this Article VII and Section 1.1(35), a Participant (other than a Participant who is a Director) shall be considered to be in the employment of the Employer as long as such Participant remains an employee of either the Company or an Affiliate, and transfers among Employers shall not be considered a termination of employment. Notwithstanding the preceding sentence, it is expressly provided that a Participant shall be considered to have terminated employment with the Employer at the time of the termination of the "Affiliate" status under the Plan of the entity or other organization that employs such Participant. A Director shall be considered to have terminated employment with the Employer at the time he ceases to be a Director. Any question as to whether and when there has been a termination of employment, and the cause of such termination, shall be determined by the Committee and its determination shall be final.


                                      VIII.

                           ADMINISTRATION OF THE PLAN

      8.1 APPOINTMENT OF COMMITTEE. The general administration of the Plan shall be vested in the Committee.

      8.2 COMMITTEE POWERS AND DUTIES. The Committee shall supervise the administration and enforcement of the Plan according to the terms and provisions hereof and shall have all powers necessary to accomplish these purposes, including, but not by way of limitation, the right, power, authority, and duty:

            (a) To make rules, regulations, and bylaws for the administration of the Plan that are not inconsistent with the terms and provisions hereof, and to enforce the terms of the Plan and the rules and regulations promulgated thereunder by the Committee;

            (b) To construe in its discretion all terms, provisions, conditions, and limitations of the Plan;

            (c) To correct any defect or to supply any omission or to reconcile any inconsistency that may appear in the Plan in such manner and to such extent as it shall deem in its discretion expedient to effectuate the purposes of the Plan;

            (d) To employ and compensate such accountants, attorneys, investment advisors, and other agents, employees, and independent contractors as the Committee may deem necessary or advisable for the proper and efficient administration of the Plan;

            (e) To determine in its discretion all questions relating to eligibility;

            (f) To determine whether and when there has been a termination of a Participant's employment with the Employer, and the reason for such termination;

            (g) To make a determination in its discretion as to the right of any person to a benefit under the Plan and to prescribe procedures to be followed by distributees in obtaining benefits hereunder;

            (h) To receive and review reports from the Trustee as to the financial condition of the Trust Fund, including its receipts and disbursements; and

            (i) To establish or designate Funds as investment options as provided in Article IV.


      8.3 CLAIMS REVIEW. In any case in which a claim for Plan benefits of a Participant or beneficiary is denied or modified, the Committee shall furnish written notice to the claimant within ninety days (or within 180 days if additional information requested by the Committee necessitates an extension of the ninety-day period), which notice shall:

            (a) State the specific reason or reasons for the denial or modification;

            (b) Provide specific reference to pertinent Plan provisions on which the denial or modification is based;

            (c) Provide a description of any additional material or information necessary for the Participant, his beneficiary, or representative to perfect the claim and an explanation of why such material or information is necessary; and

            (d) Explain the Plan's claim review procedure as contained herein.

In the event a claim for Plan benefits is denied or modified, if the Participant, his beneficiary, or a representative of such Participant or beneficiary desires to have such denial or modification reviewed, he must, within sixty days following receipt of the notice of such denial or modification, submit a written request for review by the Committee of its initial decision. In connection with such request, the Participant, his beneficiary, or the representative of such Participant or beneficiary may review any pertinent documents upon which such denial or modification was based and may submit issues and comments in writing. Within sixty days following such request for review the Committee shall, after providing a full and fair review, render its final decision in writing to the Participant, his beneficiary or the representative of such Participant or beneficiary stating specific reasons for such decision and making specific references to pertinent Plan provisions upon which the decision is based. If special circumstances require an extension of such sixty-day period, the Committee's decision shall be rendered as soon as possible, but not later than 120 days after receipt of the request for review. If an extension of time for review is required, written notice of the extension shall be furnished to the Participant, beneficiary, or the representative of such Participant or beneficiary prior to the commencement of the extension period.

      8.4 EMPLOYER TO SUPPLY INFORMATION. The Employer shall supply full and timely information to the Committee, including, but not limited to, information relating to each Participant's Compensation, age, retirement, death, or other cause of termination of employment and such other pertinent facts as the Committee may require. The Employer shall advise the Trustee of such of the foregoing facts as are deemed necessary for the Trustee to carry out the Trustee's duties under the Plan and the Trust Agreement. When making a determination in connection with the Plan, the Committee shall be entitled to rely upon the aforesaid information furnished by the Employer.

      8.5 INDEMNITY. The Company shall indemnify and hold harmless each member of the Committee and each employee of the Employer who is a delegate of the Committee against any and all expenses and liabilities arising out of his administrative functions or fiduciary responsibilities with respect to the Plan, including any expenses and liabilities that are caused by or result from an act or omission constituting the negligence of such individual in the performance of such functions or responsibilities, but excluding expenses and liabilities that are caused by or result from such individual's own gross negligence or willful misconduct. Expenses against which such individual shall be indemnified hereunder shall include, without limitation, the amounts of any settlement or judgment, costs, counsel fees, and related charges reasonably incurred in connection with a claim asserted or a proceeding brought or settlement thereof.


                                       IX.

                             ADMINISTRATION OF FUNDS

      9.1 PAYMENT OF EXPENSES. All expenses incident to the administration of the Plan and Trust, including but not limited to, legal, accounting, Trustee fees, and expenses of the Committee, may be paid by the Employer and, if not paid by the Employer, shall be paid by the Trustee from the Trust Fund, if any, and reflected in the daily pricing of the Funds pursuant to Section 3.3.

      9.2 TRUST FUND PROPERTY. All income, profits, recoveries, contributions, forfeitures and any and all moneys, securities and properties of any kind at any time received or held by the Trustee shall be held for investment purposes as a commingled Trust Fund pursuant to the terms of the Trust Agreement. The Committee shall maintain one or more Accounts in the name of each Participant, but the maintenance of an Account designated as the Account of a Participant shall not mean that such Participant shall have a greater or lesser interest than that due him by operation of the Plan and shall not be considered as segregating any funds or property from any other funds or property contained in the commingled fund. No Participant shall have any title to any specific asset in the Trust Fund, if any.

                                       X.

                               NATURE OF THE PLAN

      The Company intends and desires by the adoption of the Plan to recognize the value to the Company and its Affiliates of the past and present services of employees covered by the Plan and to encourage and assure their continued service by making more adequate provision for their future retirement security. The provisions of the Plan and the Trust Agreement shall apply separately and equally to the Company and each other Employer. It shall not be necessary for Employers other than the Company to execute the Plan and Trust Agreement. Each such Employer shall be conclusively presumed to have consented to its participation under the Plan and Trust Agreement, including any and all amendments thereto, upon its submission of information to the Committee required by the terms of or with respect to the Plan or upon making a contribution to the Trust Fund pursuant to the terms of the Plan.

      The Plan is intended to constitute an unfunded, unsecured plan of deferred compensation for a select group of management or highly compensated employees of the Employer. Plan benefits herein provided are to be paid out of each Employer's general assets. Nevertheless, subject to the terms hereof and of the Trust Agreement, each Employer may transfer money or other property to the Trustee, and the Trustee shall pay Plan benefits to Participants and their beneficiaries out of the Trust Fund.

      The Company, in its sole discretion, may establish the Trust and enter into the Trust Agreement. In such event, subtrusts shall be established under the Trust Agreement for the Company and each other Employer. Each Employer shall remain the owner of all assets in the Trust Fund attributable to its contributions and such assets shall be subject to the claims of such Employer's creditors if such Employer ever becomes insolvent. For purposes hereof, an Employer shall be considered "insolvent" if (a) the Employer is unable to pay its debts as they become due, or (b) the Employer is subject to a pending proceeding as a debtor under the United Sates Bankruptcy Code (or any successor federal statute). The chief executive officer of the Company and the Board shall have the duty to inform the Trustee in writing if an Employer becomes insolvent. Such notice given under the preceding sentence by any party shall satisfy all of the parties' duty to give notice. When so informed, the Trustee shall suspend payments to the Participants employed by such Employer and hold the assets for the benefit of such Employer's general creditors. If the Trustee receives a written allegation that an Employer is insolvent, the Trustee shall suspend payments to the Participants employed by such Employer and hold the Trust Fund for the benefit of such Employer's general creditors, and shall determine within the period specified in the Trust Agreement whether such Employer is insolvent. If the Trustee determines that such Employer is not insolvent, the Trustee shall resume payments to such Participants. No Participant or beneficiary shall have any preferred claim to, or any beneficial ownership interest in, any assets of the Trust Fund.

                                       XI.

                                  MISCELLANEOUS

      11.1 NOT CONTRACT OF EMPLOYMENT. The adoption and maintenance of the Plan shall not be deemed to be a contract between the Employer and any person or to be consideration for the employment of any person. Nothing herein contained shall be deemed to give any person the right to be retained in the employ of the Employer or to restrict the right of the Employer to discharge any person at any time nor shall the Plan be deemed to give the Employer the right to require any person to remain in the employ of the Employer or to restrict any person's right to terminate his employment at any time.

      11.2 ALIENATION OF INTEREST FORBIDDEN. The interest of a Participant or his beneficiary or beneficiaries hereunder may not be sold, transferred, assigned, or encumbered in any manner, either voluntarily or involuntarily, and any attempt so to anticipate, alienate, sell, transfer, assign, pledge, encumber, or charge the same shall be null and void; neither shall the benefits hereunder be liable for or subject to the debts, contracts, liabilities, engagements or torts of any person to whom such benefits or funds are payable, nor shall they be an asset in bankruptcy or subject to garnishment, attachment or other legal or equitable proceedings. Plan provisions to the contrary notwithstanding, the Committee shall comply with the terms and provisions of an order that satisfies the requirements for a "qualified domestic relations order" as such term is defined in section 206(d)(3)(B) of the Employee Retirement Income Security Act of 1974, as amended, including an order that requires distributions to an alternate payee prior to a Participant's "earliest retirement age" as such term is defined in section 206(d)(3)(E)(ii) of such Act.

      11.3 WITHHOLDING. All Compensation deferrals and payments provided for hereunder shall be subject to applicable withholding and other deductions as shall be required of the Employer under any applicable local, state or federal law.

      11.4 AMENDMENT AND TERMINATION. The Committee may from time to time, in its discretion, amend, in whole or in part, any or all of the provisions of the Plan; provided, however, that no amendment may be made that would impair the rights of a Participant with respect to amounts already allocated to his Accounts. The Committee may terminate the Plan at any time. In the event that the Plan is terminated, each Participant's Vested Interest in his Accounts shall become 100%, and the balance in such Accounts shall be paid to such Participant or his designated beneficiary in the manner specified by the Committee, which may include the payment of a single lump sum payment in full satisfaction of all of such Participant's or beneficiary's benefits hereunder.

      11.5 SEVERABILITY. If any provision of this Plan shall be held illegal or invalid for any reason, said illegality or invalidity shall not affect the remaining provisions hereof; instead, each provision shall be fully severable and the Plan shall be construed and enforced as if said illegal or invalid provision had never been included herein.

      11.6 GOVERNING LAWS. ALL PROVISIONS OF THE PLAN SHALL BE CONSTRUED IN ACCORDANCE WITH THE LAWS OF TEXAS EXCEPT TO THE EXTENT PREEMPTED BY FEDERAL LAW.

      11.7 GUARANTY. Notwithstanding any provisions of the Plan to the contrary, in the event any Employer fails to make payment of the benefits due under the Plan on behalf of Participants in its employ, whether directly or through the Trust, the Company shall be liable for and shall make payment of such benefits due as a guarantor of such entity's obligations hereunder. The guaranty obligations provided herein shall be satisfied directly and not through the Trust.

      EXECUTED this 1st day of June, 2001.



                                          STEWART & STEVENSON
                                          SERVICES, INC.



                                             By:  /s/ Michael L. Grimes
                                                    --------------------------
                                             Name:   Michael L. Grimes
                                                    --------------------------
                                             Title:  President and CEO
                                                    --------------------------